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                                                                    EXHIBIT 21.1

                       LIST OF SUBSIDIARIES OF THE COMPANY





eShare.com, Inc.

eShare Technologies, Limited

eShare Technologies, LTDA

eShare Technologies S.A.R.L.

Inventions, Inc.

Melita de Mexico S. de R.L. de C.V.

Melita Finance Company

Melita Intellectual Property, Inc.

Melita International FSC, Ltd.

smallwonder! softworks, Inc.

Support Groups de R.L. de C.V.


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